Exhibit 99

DOMINION RESOURCES, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2014
(millions, except per share amounts)
Operating Revenue	$13,227

Operating Expenses	10,073

Income from operations	3,154

Other income	218

Interest and related charges	886

Income before income tax expense including noncontrolling interests	$2,486

Income tax expense	790

Net income including noncontrolling interests	1,696

Loss from discontinued operations (including income tax benefit of $43)	(92)

Noncontrolling interests	23

Net income attributable to Dominion	$1,581

Amounts attributable to Dominion:

Income from continuing operations	$1,673

Loss from discontinued operations	(92)

Net income attributable to Dominion	$1,581

Earnings Per Common Share – Basic and Diluted
Income from continuing operations	$2.92
Loss from discontinued operations	(0.16)
Noncontrolling interests	(0.04)

Net income attributable to Dominion	$2.72

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2014
(millions)
Operating Revenue	$7,498

Operating Expenses	5,334

Income from operations	2,164

Other income	76

Interest and related charges	383

Income before income tax expense	1,857

Income tax expense	682

Net Income	1,175

Preferred dividends	18

Balance available for common stock	$1,157